FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER RESULTS

Toronto, Ontario, May 8, 2007. SunOpta Inc. (SunOpta or the Company) (Nasdaq - STKL) (TSX – SOY) today announced results for the first quarter ended March 31, 2007. All amounts are expressed in U.S. dollars.

The Company achieved record revenues for the three months ended March 31, 2007, realizing its 38th consecutive quarter of increased revenue growth versus the same quarter in the previous year. Revenues in the quarter increased by 37.6% to $183,440,000 as compared to $133,312,000 in the first quarter of 2006, led by a 39.4% increase in revenues within the Company's vertically integrated natural and organic food operations. The Company's revenue growth in the quarter reflects an internal growth rate of 16.1% on a consolidated basis and includes internal growth of 20.2% within the SunOpta Food Group.

Operating income (1) for the quarter increased by 32.3% to $7,976,000 or 4.3% of net revenue as compared to $6,031,000 or 4.5% of net revenue in 2006, driven by solid increases in operating income within the SunOpta Grains and Foods Group, the SunOpta Canadian Food Distribution Group and Opta Minerals Inc. Net earnings in the quarter were $3,850,000 or $0.063 per diluted common share as compared to $3,012,000 or $0.053 per diluted common share in the prior year.

The SunOpta Food Group reported increased revenues of $166,262,000 as compared to $119,271,000 in 2006, a 39.4% increase. Segment operating income increased to $7,935,000 versus $6,829,000 in 2006. This increase includes additional corporate cost allocations of $1,169,000. Excluding these allocations, segment operating income increased 33.3%. The improved segment operating income was driven by strong growth in packaged soymilk products, a rebound in sales and margins of sunflower products, revenue gains and improved margins within the SunOpta Canadian Food Distribution Group, growth in global sourcing of fruit based products and increased sales of frozen fruits and ingredients. During the quarter the Company’s fruit bar operations realized significant revenue growth but experienced a number of transitional operations issues as a result of the major increase in product demand. A major capacity and equipment upgrade is in process with new equipment scheduled to come on line late in the third quarter. The SunOpta Ingredients Group experienced solid growth in fiber sales, offsetting the termination of a significant soluble fiber manufacturing contract which occurred early in the second quarter of 2006.

Opta Minerals realized revenue growth of 26.2% in the first quarter, due primarily to the acquisitions of Magnesium Technologies Corporation and Bimac Corporation during 2006. Segment operating income for the first quarter increased 45.0% due primarily to strong operating margins in the companies acquired. Opta Minerals continues to pursue strategic transactions and new product development to complement its existing product portfolio.

There continues to be a high interest in the SunOpta BioProcess Group's technology and equipment for the pretreatment of biomass for the production of cellulosic ethanol. Results for the first quarter reflect percentage completion of contracts related to the provision of the Group’s proprietary pre-treatment and fiber preparation equipment, offset by an increase in personnel and development related costs as the Group expands and positions for future growth. The Group is actively seeking additional supply contracts and partners to further leverage its technology and overall leadership position in cellulosic ethanol.

The Company remains well positioned for future growth with net working capital of $129,416,000 and total assets of $428,270,000. Year to date net capital spending was $5,377,000 as compared to $2,755,000 for the same period in the prior year. The long term debt to equity ratio at March 31, 2007 was 0.31:1:00, providing the Company further financial resources to invest in internal growth, capital projects and execute on its acquisition program. Equity per outstanding common share has grown to $3.72 versus $3.06 at December 31, 2006.

Steve Bromley, President and Chief Executive Officer of SunOpta commented, "We are very pleased with our first quarter results, driven by solid internal growth of over 20% within our vertically integrated food operations. These earnings are consistent with our expectations for the first quarter and we are pleased to reconfirm our annual revenue guidance of $740 to $760 million and net earnings guidance of $0.35 to $0.40 per share. We are confident that there is ample opportunity to drive bottom line growth and we have implemented a number of operational improvements and cost cutting initiatives which are expected to improve margins going forward. Fiscal 2007 is off to a good start and we are most excited by our internal growth, acquisition and profit improvement opportunities."

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group (soon to become SunOpta BioProcess Inc.) which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman	Lytham Partners, LLC
Steve Bromley, President & CEO	Joe Diaz
Joseph Riz, Executive Vice President	Robert Blum
John Dietrich, Vice President & CFO	Joe Dorame
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com

SunOpta Inc.
Condensed Consolidated Statements of Earnings
For the three months ended March 31, 2007 and 2006
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	March 31,	March 31,
	2007	2006	Change
	$	$

Revenues	183,440	133,312	37.6%

Cost of goods sold	148,599	109,684	35.5%

Gross profit	34,841	23,628	47.5%

Warehousing and distribution expenses	4,938	3,429	44.0%
Selling, general and administrative expenses	21,026	13,416	56.7%
Intangible amortization	983	544	80.7%

Earnings before the following	7,894	6,239	26.5%

Interest expense, net	(1,911)	(1,399)	-36.6%
Other expense	(189)	(85)	-122.4%
Foreign exchange	82	(208)	139.4%

	(2,018)	(1,692)	19.3%

Earnings before income taxes	5,876	4,547	29.2%

Provision for income taxes	1,823	1,403	29.9%

Net earnings before minority interest	4,053	3,144	28.9%

Minority interest	203	132	53.8%

Net earnings for the period	3,850	3,012	27.8%

Net earnings per share for the period

– Basic	0.06	0.05

– Diluted	0.06	0.05

SunOpta Inc.
Condensed Consolidated Balance Sheets
As at March 31, 2007 and December 31, 2006
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	March 31,	December 31,
	2007	2006
	$	$

Assets

Current assets
Cash and cash equivalents	449	954
Accounts receivable	87,986	73,599
Inventories	132,779	126,736
Prepaid expenses and other current assets	8,105	8,129
Current income taxes recoverable	-	1,829
Deferred income taxes	1,824	1,824
	231,143	213,071

Property, plant and equipment	90,562	87,487
Goodwill	49,649	49,457
Intangible assets	48,109	47,943
Deferred income taxes	6,330	5,615
Other assets	2,477	1,157

	428,270	404,730
Liabilities

Current liabilities
Bank indebtedness	30,083	40,663
Accounts payable and accrued liabilities	62,365	80,851
Customer and other deposits	1,382	957
Current portion of long-term debt	6,699	8,433
Current portion of long-term payables	1,198	1,736
	101,727	132,640

Long-term debt	66,733	69,394
Long-term payables	3,002	3,607
Deferred income taxes	12,212	12,156
	183,674	217,797

Minority interest	10,433	10,230

Shareholders’ Equity

Capital stock	165,039	112,318
Contributed surplus	4,412	4,188
Retained earnings	55,188	51,338
Accumulated other comprehensive income	9,524	8,859
	234,163	176,703

	428,270	404,730

SunOpta Inc.
Consolidated Statements of Cash Flows
For the three months ended March 31, 2007 and 2006
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	March 31,	March 31,
	2007	2006
	$	$
Cash provided by (used in)

Operating activities
Net earnings for the period	3,850	3,012
Items not affecting cash
Amortization	3,431	2,615
Deferred income taxes	328	321
Minority interest	203	132
Other	236	108
Changes in non-cash working capital	(36,326)	(6,696)

	(28,278)	(508)
Investing activities
Acquisition of companies, net of cash acquired	-	(12,197)
Purchase of property, plant and equipment	(5,377)	(2,755)
Acquisition of patents, trademarks and licences	(799)	-
Increase in other assets	(1,331)	(11)

	(7,507)	(14,963)
Financing activities
Increase (decrease) in bank indebtedness	(10,572)	12,836
Borrowings under long-term debt and tender facility	1,500	2,542
Repayment of term debt	(5,986)	(1,144)
Net proceeds from the issuance of common shares, net of issuance
costs	51,729	870
Repayment of long-term payables	(1,143)	(129)

	35,528	14,975

Foreign exchange gain (loss) on cash held in a foreign currency	(248)	109

Decrease in cash and cash equivalents during the period	(505)	(387)

Cash and cash equivalents – Beginning of the period	954	5,455

Cash and cash equivalents – End of the period	449	5,068

SunOpta Inc.
Segmented information
For the three months ended March 31, 2007
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

					Three months ended
						March 31, 2007
					SunOpta
	SunOpta			BioProcess and
	Food Group	Opta Minerals Inc.			Corporate	Consolidated
	$		$		$	$

Total revenues to external customers	166,262		16,463		715	183,440

Segment operating income (1)	7,935		1,447		(1,406)	7,976

The SunOpta Food Group has the following segmented reporting:
					SunOpta
	SunOpta				Canadian
	Grains &	SunOpta			Food	SunOpta
	Foods	Ingredients	SunOpta Fruit		Distribution	Food Group
	$	$		$	$	$

Total revenues from external customers	52,591	17,978		41,434	54,259	166,262

Segment operating income (1)	2,708	1,019		1,455	2,753	7,935

					Three months ended
						March 31, 2006
					SunOpta
	SunOpta			BioProcess and
	Food Group	Opta Minerals Inc.			Corporate	Consolidated
	$		$		$	$

Total revenues to external customers	119,271		13,045		996	133,312

Segment operating income (1)	6,829		998		(1,796)	6,031

The SunOpta Food Group has the following segmented reporting:
					SunOpta
	SunOpta				Canadian
	Grains &	SunOpta			Food	SunOpta
	Foods	Ingredients	SunOpta Fruit		Distribution	Food Group
	$	$		$	$	$

Total revenues from external customers	39,154	18,113	31,096		30,908	119,271

Segment operating income (1)	1,793	1,706		1,500	1,830	6,829

1    (Operating Income and Segment Operating Income is defined as earnings (loss) before other income (expense), interest expense (net), income taxes and minority interest as disclosed in the companies consolidated financial statements)